Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-67379, 333-101008, 333-118659, 333-163843 and 333-181715) on Form S-8, the registration statement (No. 333-106728) on Form S-3, and the registration statements (Nos. 333-140452 and 333-180526) on Form S-3 ASR of Crown Castle International Corp. of our report dated December 7, 2012, relating to the Statement of Revenues and Certain Expenses of T3 Sites, comprising the operations of certain wireless communications towers owned by subsidiaries of T-Mobile USA, Inc., for the year ended December 31, 2011, which appears in the current report on Form 8-K/A of Crown Castle International Corp. dated December 21, 2012.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

December 21, 2012

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